EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Zerify, Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule		Amount registered(1)(3)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee(3)
Fees to Be Paid	Equity	Common shares USD $0.0001 par value per share underlying common stock purchase warrants to be offered for resale by the selling stockholders (1)	457	(o)	400,000,00046	0.0034	$1,360,000	0.00011020	$149.87

		Total Offering Amounts					$1,360,000		$149.87

1.	Represents shares to be registered on strictly behalf of the Selling Stockholders.
2.	Consists of 990,444,446 shares of common stock warrants held by the selling shareholders.
3.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the closing price of $0.0034 per share of the Registrant’s Common Stock on the OTCQB on June 13, 2023